Exhibit 99.1

UMB Financial Corporation	News Release
1010 Grand Boulevard
Kansas City, MO 64106
816.860.7000 umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Kelli Christman: 816.860.5088

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation’s President and Chief Operating Officer Peter deSilva Announces Plans to Resign Next Year

KANSAS CITY, Mo. (Nov. 2, 2015) – UMB Financial Corporation (Nasdaq: UMBF) President and Chief Operating Officer Peter deSilva has announced he will be stepping down from his post effective Jan. 6, 2016. As a result, he has resigned as President and COO, as well as from UMB’s Board of Directors, effective today. deSilva will remain Vice Chairman of UMB Bank to help ensure a seamless transition. UMBFC CEO and Chairman Mariner Kemper will immediately assume the President title held by deSilva.

“Peter is someone who possesses boundless energy and a positive can-do spirit,” said Kemper. “He has focused these attributes during his time here to build businesses with enduring value and created customer, associate and community relationships that have stood the test of time.”

During his tenure, deSilva helped to launch Scout Investments and UMB Healthcare Services, both of which have become important contributors to the company’s success. He also helped to guide the growth and strategic direction of UMB Fund Services, UMB Bank and many other parts of the organization.

“Peter has been the consummate brand ambassador for UMB,” continued Kemper. “He has been instrumental in cultivating countless valued customer relationships—and he is passionate about fostering an unparalleled, engaged employee culture. His deep commitment for economic development and improving the lives for those less fortunate in our community has led him to do so many other impactful things on our communities.”

deSilva’s significant contributions to the greater Kansas City community include leading important organizations and initiatives such as the Greater Kansas City Chamber of Commerce, the Big 5 movement to make Kansas City America’s Most Entrepreneurial City, Park University, the YMCA of Greater Kansas City, the Civic Council of Greater Kansas City, Rose Brooks, Hope House, the University of Kansas Medical Center and many more.

“I’m incredibly thankful for Peter’s vision, passion and all of his contributions during his 11 years with UMB,” said Kemper. “He has been a close, personal friend to me, to our customers and to our community — and he has helped position our organization to thrive well into the future. We’re excited for what he has planned next, and because it’s Peter, we know it will be big. We wish him all the best.”

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, as well as two national specialty-lending businesses. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umb.com, umbfinancial.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.